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                                                                     EXHIBIT 5.1
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                [LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY L.L.P.]




                                  August 2, 2000


Sky Financial Capital Trust I
Sky Financial Group, Inc.
221 South Church Street
Bowling Green, Ohio 43042

         Re:      Sky Financial Capital Trust I
                  Registration Statement on Form S-4

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of (a) $60,000,000 aggregate principal amount of Series B 9.34% Junior Subordinated Deferrable Interest Debentures (the "Exchange Debentures") of Sky Financial Group, Inc., an Ohio corporation (the "Corporation"), to be issued pursuant to the terms of the Indenture dated as of March 31, 2000 (the "Indenture"), between the Corporation and Wilmington Trust Company, as Debenture Trustee; (b) $60,000,000 aggregate liquidation amount of Series B 9.34% Capital Securities (the "Exchange Capital Securities") of Sky Financial Capital Trust I, a business trust created under the laws of the State of Delaware (the "Trust"), to be issued pursuant to the terms of the Amended and Restated Declaration of Trust, dated as of March 31, 2000 (the "Amended and Restated Declaration of Trust"), among the Corporation and Wilmington Trust Company, as Property Trustee and as Delaware Trustee, and the Administrative Trustees named therein; and (c) the Series B Capital Securities Guarantee Agreement related to the Exchange Capital Securities (the "Exchange Guarantee") to be executed and delivered by the Corporation for the benefit of the holders from time to time of the Exchange Capital Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have also relied as to certain matters related to the Corporation on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.


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Sky Financial Group, Inc.
Sky Financial Capital Trust I
August 2, 2000
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         In our examinations, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures,
(iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents, and (v) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Corporation. In making our examination of documents executed or to be executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have assumed the due authorization by all requisite action, corporate or other, and valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties.

         We have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

         Upon the basis of such examination, we advise you that, when:

         (i) the Registration Statement on Form S-4 ("Registration No. 333-_______), as amended (the "Registration Statement"), related to the Exchange Debentures, the Exchange Capital Securities and the Exchange Guarantee has become effective under the 1933 Act;

         (ii) the Series B Capital Securities Guarantee Agreement related to the Exchange Guarantee with respect to the Exchange Capital Securities of the Trust has been duly executed and delivered;

         (iii) the Exchange Debentures have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement; and

         (iv) the Exchange Capital Securities have been duly executed in accordance with the Amended and Restated Declaration of Trust of the Trust and issued and delivered as contemplated in the Registration Statement, the Exchange Debentures and the Exchange Guarantee relating to the Exchange Capital Securities of the Trust will constitute valid and legally binding obligations of the Corporation, subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by principles of equity. We advise you that certain remedial and other provisions of the Exchange Debentures (and the Indenture under which they may be issued) and the Exchange Guarantee may be limited by (i) implied covenants of good faith, fair dealing and


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Sky Financial Group, Inc.
Sky Financial Capital Trust I
August 2, 2000
Page 3 of 3

commercially reasonable conduct, (ii) judicial discretion, in the instance of multiple or equitable remedies, and (iii) public policy.

         We understand that you have received an opinion regarding the Exchange Capital Securities from Richards, Layton & Finger, P.A., special Delaware counsel for the Corporation and the Trust. We are expressing no opinion with respect to the matters contained in such opinion.

         Members of our firm are admitted to the bar in the State of New York and we express no opinion as to the laws of any other jurisdiction other than the laws of the State of New York and the laws of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Form S-4 Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act.

                                          Very truly yours,



                                          /s/ Squire, Sanders & Dempsey L.L.P.